Exhibit 5.1

Watson, Farley & Williams (New York) LLP
Our reference: 27417.50001/80043968v2	1133 Avenue of the Americas
New York, New York 10036
Tel (212) 922 2200 Fax (212) 922 1512

July 16, 2012

Golar LNG Partners LP Par-la-Ville Place 14 Par-la-Ville Road Hamilton, HM 08

Registration Statement on Form F-3; Final Prospectus dated July 10, 2012

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Golar LNG Partners LP (the “Partnership”) in connection with the issuance and sale by the Partnership of up to 6,325,000 common units (the “Units”), each representing limited partnership interests in the Partnership, pursuant to the Partnership’s Registration Statement on Form F-3 (No. 333-181094) (the “Registration Statement”), the prospectus dated June 8, 2012 (the “Base Prospectus”), the preliminary prospectus supplement to the Base Prospectus dated July 10, 2012 (together with the Base Prospectus, the “Preliminary Prospectus”) and the final prospectus supplement to the Base Prospectus dated July 10, 2012 (together with the Base Prospectus, the “Final Prospectus”).

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)                                     the Registration Statement;

(ii)                                  the Preliminary Prospectus;

(iii)                               the Final Prospectus;

(iv)                              the Underwriting Agreement (the “Underwriting Agreement”) dated July 10, 2012 among the Partnership, Golar GP LLC, a Marshall Islands limited liability company (the “General Partner”), and Golar Partners Operating LLC, a Marshall Islands limited liability company (collectively with the Partnership and the General Partner, the “Partnership Entities”), and the representatives of the underwriters named therein relating to the issuance and sale of the Units; and

(v)                                 such corporate records, certificates, agreements, documents or other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Partnership Entities as we have deemed relevant and necessary.

London •  New York •  Paris •  Hamburg •  Madrid •  Munich •  Rome •  Milan •  Athens •  Piraeus •  Singapore •  Bangkok •  Hong Kong

Watson, Farley & Williams (New York) LLP is a limited liability partnership registered in England and Wales with registered number OC312253.  It is regulated by the Solicitors Regulation Authority and its members are solicitors or registered foreign lawyers.  A list of members of Watson, Farley & Williams (New York) LLP and their professional qualifications is open to inspection at the above address.  Any reference to a ‘partner’ means a member of Watson, Farley & Williams (New York) LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.

Watson, Farley & Williams (New York) LLP or an affiliated undertaking has an office in each of the cities listed above.

In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.

In rendering this opinion, we have also assumed:

(i)                                     that the issuance and sale of the Units complies in all respects with the terms, conditions and restrictions set forth in the Preliminary Prospectus and the Final Prospectus and all of the instruments and other documents relating thereto or executed in connection therewith;

(ii)                                  that the Underwriting Agreement has been duly and validly authorized by the parties thereto (other than the Partnership Entities), and executed and delivered by such parties thereto; and

(iii)                               the validity and enforceability of the Underwriting Agreement against the parties thereto.

As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of each of the Partnership Entities and of public officials, in each case as we have deemed relevant and appropriate, and upon the representations and warranties of each of the Partnership Entities in the Underwriting Agreement.  We have not independently verified the facts so relied on.

This opinion letter is limited to Marshall Islands Law and is as of the date hereof.  We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Units are issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Registration Statement and the Final Prospectus, the Units will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Partnership and to the references to our firm in the Registration Statement, the Preliminary Prospectus and the Final Prospectus.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson, Farley & Williams (New York) LLP

/s/ Watson, Farley & Williams (New York) LLP